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                                                                   EXHIBIT 10(i)

                                  AMENDMENT TO
                     AMENDED AND RESTATED SYSCO CORPORATION
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN


         The Amended and Restated Sysco Corporation Non-Employee Directors Stock Option Plan (the "Plan"), dated effective September 4, 1997, was amended by the Board of Directors effective November 5, 1998 pursuant to Paragraph 10 of the Plan, which empowers the Board to amend the Plan from time to time. This amendment is as set forth below.

1. Paragraph 7 is hereby deleted in its entirety and replaced by the following:

                  "The Option exercise price shall be paid in cash in U.S. dollars at the time the Option is exercised or in shares of Corporation Common Stock having an aggregate Fair Market Value (determined as of the last business day prior to the date of exercise) equal to the Option exercise price or by a combination of cash and Common Stock. For purchases of the Plan, "Fair Market Value" means, for any given business day, the average of the quoted daily high and low prices of Corporation Common Stock on the NYSE on such day."

2. Except as amended in the manner describe above, the Plan shall be and remain in full force and effect.